Exhibit 3.473

State of Delaware Secretary of State Division of Corporations Delivered 11:24 AM 05/17/2016 FILED 11:24 AM 05/17/2016 SR 20163293405 - File Number 5085929

CERTIFICATE OF FORMATION

OF

TWC NEWS AND LOCAL PROGRAMMING HOLDCO LLC

This Certificate of Formation of TWC News and Local Programming Holdco LLC (the “Company”) is being executed by the undersigned, an authorized person, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.).

1.	The name of the limited liability company is TWC News and Local Programming Holdco LLC.

2.	The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801. The name of the Company’s registered agent at such address is The Corporation Trust Company.

3.	This Certificate of Formation shall be effective as of 11:58 p.m. on May 17, 2016.

IN WITNESS WHEREOF, the undersigned, an authorized person, has executed this Certificate of Formation this 13th day of May, 2016.

By:	/s/ Martina Davis
Martina Davis
Authorized Person